FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[x]Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Kelly        Brian                 C.    |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    767 Fifth Ave., 46th Floor           |    (CCN)
           (Street)                      | ------------------------------------
                                         | 3. IRS or Social Security Number of
New York            NY            10153  |    Reporting Person (Voluntary)
(City)            (State)         (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
      Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
 Senior Vice President, Secretary   |
 and General Counsel                |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of       6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities        Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially      Direct (D)      Beneficial
                                                                of (D)             Owned at End      Indirect (I)    or Ownership
                                                                                   of Issuer's
                                                                                   Fiscal Year
                                             Code   V       Amount    (A)  Price
                                                                       or
                                                                      (D)

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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  5 (Continued)         Table II-Derivative Securities Acquired, Disposed
                              of, or Beneficially Owned (e.g. puts, calls,
                              warrants, options, convertible securities)

1. Title of            2.Conversion or     3.Transaction  4.Transaction  5.Number of        6.Date
   Derivative            Exercise Price      Date           Code           Derivative         Exercisable
   Security              of Derivative       (Month/                       Securities         and Expiration
                         Security            Day/Year)                     Acquired (A)       Date
                                                                           or Disposed of     (Month/Day/Year)
                                                                           (D)
                                                                                            Date         Expiration
                                                                         (A)      (D)       Exercisable  Date
Employee stock option  46.6626              01/08/99       A              72,099            01/08/00*    01/07/09
  (right to buy)
Employee stock option  46.6626              01/08/99       A              46,350            01/08/00*    01/07/04
  (right to buy)
Employee stock option  57.5000              09/28/99       A             150,000            09/28/00**   09/27/09
  (right to buy)
7.Title and Amount of Under-          8.Price of             9.Number of            10.Ownership     11.Nature
  lying Securities                      Derivative             Derivative              Form of          of
                                        Security               Securities              Derivative       Indirect
                                                               Beneficially            Security:        Beneficial
                                                               Owned at End            Direct (D)       Ownership
                                                               of Year                 or
                                                                                       Indirect (I)
Title            Number
                 of Shares
Common Stock      72,099                --                      72,099                 D

Common Stock      46,350                --                      46,350                 D

Common Stock     150,000                --                     150,000                 D

Explanation of Responses:
* Option becomes exercisable as to one-third of shares covered thereby annually, beginning on first anniversary of date of grant.
**Option becomes exercisable as to 50% of shares covered thereby on 4th anniversary of date of grant and as to remainder on 5th such anniversary.
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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




         /s/ Brian C. Kelly                   January 26, 2000
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date